FORM 10-Q

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C.  20219


              [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 AND 12CFR16.3

                  For the quarterly period ended June 30, 1997

                                       or

             [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                 For the transition period from ______ to ______

         For the Quarter Ended June 30, 1997     Commission File Number:


                              GOLETA NATIONAL BANK
             (Exact name of registrant as specified in its charter)


            California                                   77-0194455
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation  or organization)


  5827 Hollister Ave., Goleta, California                   93117
 (Address of Principal Executive Offices)                 (Zip Code)

(Registrant's telephone number, including area code)    (805) 683-4944


     Indicate by check mark whether the registrant (1) has filed all reports Required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 and 12CFR16.3 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


              YES  X                                         NO

 Number of shares of common stock of the registrant: 1,519,943 outstanding as of
                                 August 10, 1997

                        This Form 10-Q contains 14 pages.


PART  1  -  FINANCIAL  INFORMATION

GOLETA  NATIONAL  BANK
BALANCE  SHEETS
DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE  AMOUNTS
                                                                        June 30,  December 31,
                                                                           1997      1996
                                                                         -------  -------
ASSETS
Cash and due from banks                                                  $ 3,038  $ 3,777
Federal funds sold                                                         9,160    9,015
                                                                         -------  -------
  Total cash and cash equivalents                                         12,198   12,792
Time deposits in other financial institutions                              2,082    2,378
Federal reserve bank stock                                                   244      156
Investment securities held to maturity, at cost,
  fair value of $1,987 at June 30, 1997 and $1,998 at December 31, 1996    1,996    1,998
Investment securities held for trading, at fair value                      2,462        -
Loans
  Held for investment, net of allowance for loan
   losses of $1,301 in 1997 and $1,409 in 1996                            53,445   50,591
  Held for sale, at lower of cost or fair value                            8,741    6,809
Other real estate owned, net                                                 272       60
Premises and equipment, net                                                2,501    2,407
Servicing assets                                                             327    2,232
Accrued interest receivable and other assets                               1,586    1,461
                                                                         -------  -------

TOTAL ASSETS                                                             $85,854  $80,884
                                                                         =======  =======

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing demand                                           $15,714  $15,235
    Interest-bearing demand                                               12,164   11,579
    Savings                                                               10,684   10,362
    Time certificates of $100,000 or more                                 15,437   11,349
    Other time certificates                                               19,515   22,080
                                                                         -------  -------

          Total deposits                                                  73,514   70,605

  Accrued interest payable and other liabilities                           1,282      219
                                                                         -------  -------

          Total liabilities                                               74,796   70,824
                                                                         -------  -------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2.50 par value: 4,000,000 shares authorized:
  1,515,719 and 1,473,492 shares issued and outstanding at June 30,
  1997 and December 31, 1996                                               3,789    3,684
  Additional paid-in capital                                               4,586    4,406
  Retained earnings                                                        2,683    1,970
                                                                         -------  -------

          Total stockholder's equity                                      11,058   10,060
                                                                         -------  -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $85,854  $80,884
                                                                         =======  =======

See notes to financial statements.


GOLETA  NATIONAL  BANK
STATEMENTS  OF  INCOME
(UNAUDITED)

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

                                                   For the Three Months  For the Six Months
                                                          Ended June 30  Ended June 30
                                                          1997    1996    1997    1996
                                                          -----  ------  ------  ------
INTEREST INCOME:
  Loans, including fees                                  $1,873  $1,481  $3,553  $2,968
  Federal funds sold                                         79      65     163     115
  Time deposits in other financial institutions              31      20      64      38
  Investment securities                                      31      21      61      53
                                                          -----  ------  ------  ------

          Total interest income                           2,014   1,587   3,841   3,174

INTEREST EXPENSE ON DEPOSITS                                674     609   1,340   1,180
                                                          -----  ------  ------  ------

NET INTEREST INCOME                                       1,340     978   2,501   1,994

PROVISION FOR LOAN LOSSES                                    80     105     160     225
                                                          -----  ------  ------  ------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
  LOSSES                                                  1,260     873   2,341   1,769

OTHER INCOME:
  Gains from loan sales                                     977     846   1,630   1,552
  Loan origination fees                                    1049     546   1,865   1,032
  Loan servicing income                                     156     153     365     340
  Service charges and other income                          250     168     463     331
                                                          -----  ------  ------  ------

          Total other income                              2,432   1,713   4,323   3,255
                                                          -----  ------  ------  ------

OTHER EXPENSES:
  Salaries and employee benefits                          1,856   1,374   3,448   2,668
  Occupancy expenses                                        385     248     715     547
  Postage and freight                                       163     142     345     251
  Other operating expenses                                  591     357     926     693
                                                          -----  ------  ------  ------

          Total other expenses                            2,995   2,121   5,434   4,159
                                                          -----  ------  ------  ------

INCOME BEFORE PROVISION FOR INCOME
TAXES                                                       697     465   1,230     865

PROVISION FOR INCOME TAXES                                  293     195     517     364
                                                          -----  ------  ------  ------

NET INCOME                                               $  404  $  270  $  713  $  501
                                                          =====  ======  ======  ======

NET INCOME PER COMMON SHARE AND COMMON SHARE EQUIVALENT  $ 0.23  $ 0.25  $ 0.41    0.47
                                                          =====  ======  ======  ======
NET INCOME PER COMMON SHARE - ASSUMING FULL DILUTION     $ 0.22  $ 0.25  $ 0.40    0.46
                                                          =====  ======  ======  ======

See notes to financial statements.



GOLETA  NATIONAL  BANK
STATEMENTS  OF  CASH  FLOWS
(UNAUDITED)
DOLLAR  AMOUNTS  IN  THOUSANDS

                                                                                    For the Six Months
                                                                                       Ended June 30,
                                                                                       1997      1996
                                                                                     --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                        $   713   $   501
   Adjustments to reconcile net income to net cash used in
       operating activities:
       Provision for loan losses                                                         160       225
       Depreciation and amortization                                                     276       227
       Gain on sale of other real estate owned                                            (3)        -
       Gain on sale of loans held for sale                                            (1,630)   (1,552)
       Origination of servicing and interest only strip assets, net of amortization     (315)     (932)
       Changes in operating assets and liabilities:
       Accrued interest receivable and other assets                                     (317)      565
       Accrued interest payable and other liabilities                                  1,015      (358)
                                                                                     --------  --------

            Net cash used in operating activities                                       (101)   (1,324)
                                                                                     --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of held-to-maturity investment securities
      and Federal Reserve Bank stock                                                  (1,086)     (522)
      Maturities of HTM securities                                                     1,000         -
      Net decrease in time deposits in other financial institutions                      296        90
      Net increase in loans                                                           (3,589)   (3,290)
      Proceeds from sale of other real estate owned                                       62        76
      Purchase of premises and equipment                                                (370)     (558)
                                                                                     --------  --------

         Net cash used in investing activities                                        (3,687)   (4,204)
                                                                                     --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in demand deposits, and savings accounts                    1,385    (1,329)
   Net  increase in time certificates                                                  1,523     2,424
   Cash dividends paid                                                                     -       (71)
   Exercise of Stock Warrants                                                            185         -
   Exercise of stock options                                                             101        10
                                                                                     --------  --------

         Net cash provided by financing activities                                     3,194     1,034
                                                                                     --------  --------

NET  DECREASE IN CASH AND CASH EQUIVALENTS                                              (594)   (4,494)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                        12,792    11,146
                                                                                     --------  --------
CASH AND CASH EQUIVALENTS,  END OF PERIOD                                            $12,198   $ 6,652
                                                                                     ========  ========

See notes to financial statements.


                              GOLETA NATIONAL BANK

                          NOTES TO FINANCIAL STATEMENTS

                 For the six months ended June 30, 1997 and 1996

1. Summary of Significant Accounting Policies. See note 1 of the Notes to Financial Statements in Goleta National Bank's 1996 Annual Report on form 10-K.

     Loans Held for Sale - The guaranteed portion of loans insured by the SBA and FHA Title I home improvement loans, which are originated and are intended for sale in the secondary market, are carried at the lower of cost or estimated market value. Funding for SBA and FHA programs depends on annual appropriations by the U.S. Congress, and accordingly, the sale of loans under these programs is dependent on the continuation of such programs.

     The Bank sells SBA and FHA Title I loans with servicing retained. On January 1, 1997, the Bank adopted Statement of Financial Accounting Standard ("SFAS") No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" This statement supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." Under SFAS No. 125, the Bank is required to identify the servicing and 'interest only strip' asset components of each loan sold. The 'interest only strip' represents the difference between the right to future interest and the contractual servicing rate. At the date of sale, gains or losses are recorded based on the relative fair market values of the components. The remaining components are then valued based on their classification under SFAS No. 115. Loan servicing costs are charged to expense as incurred. The adoption of SFAS No. 125 did not have a significant impact on earnings or capital for financial statement purposes.

 2. Certain reclassifications have been made in the 1996 financial information to conform to the presentation used in 1997.

3. In the ordinary course of business, the Bank enters into commitments to extend credit to its customers. These commitments are not reflected in the accompanying financial statements. As of June 30, 1997, the Bank had entered into commitments with certain customers amounting to $13.8 million compared to $12.8 million at December 31, 1996. Letters of credit at June 30, 1997 and December 31, 1996 were $177,000 and $50,000.

4. The interim consolidated financial statements are unaudited and reflect all adjustments and reclassifications which, in the opinion of management, are necessary for a fair presentation of the results of operations and financial condition for the interim period. All adjustments and reclassifications are of a normal and recurring nature. Results for the period ending June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

5. Net income per share has been computed based on the weighted average number of common shares and common share equivalents outstanding during each period, which was 1,768,802 and 1,068,070 for the three months and 1,750,716 and 1,065,184 for the six months ended June 30, 1997 and 1996. Net income per share
- assuming full dilution has been computed based on the weighted average number of common shares and common share equivalents outstanding during each period, which was 1,795,832 and 1,082,073 for the three months and 1,778,247 and 1,081,735 for the six months ended June 30, 1997 and 1996.

6. Supplemental cash flow information. During the six-month period ended June 30, 1997, loans amounting to $272,000 were transferred to Other Real Estate Owned ("OREO") as a result of foreclosure on the real properties held as collateral. During the six-month period ended June 30, 1997, the Bank sold OREO with a book value of $60,000. In addition, the Bank transfered $2,340,000 from an excess servicing asset to an interest-only strip asset in accordance with SFAS No. 125.

 7. On March 26, 1997, the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp based in Thousand Oaks, California for the purpose of creating a multi-bank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") would have been renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, would have become member bank subsidiaries of CWB. However, subsequent to to the letter of intent, differences arose between the two parties, including the strategic direction of the holding company. On June 27, 1997 the Bank announced the cancellation of the letter of intent to merge with Los Robles Bancorp. The Bank will continue its plans to form Community West Bancshares, and follow its strategy of bringing on additional community banks under its umbrella so they can take advantage of the wide range of financial services available at the holding company level.


                              GOLETA NATIONAL BANK
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

DOLLAR  AMOUNTS  IN  THOUSANDS,  EXCEPT  PER  SHARE

Management's discussion and analysis is written to provide greater insight into the results of operations and the financial condition of Goleta National Bank.
For a more complete understanding of Goleta National Bank and its operations, reference should be made to the financial statements included in this report and the Bank's 1996 Annual Report on Form 10-K.

                              RESULTS OF OPERATIONS

The Bank reported net earnings of $404, and $713, for the three and six months ended June 30, 1997, an increase of $134, or 49.6%, and $212, or 42.3% compared to $270, and $501, for the three and six months ended June 30, 1996. The primary earnings per share were $.23, and $.41 for the three and six months ended June 30, 1997, compared to $.25 per share and $.47 per share in 1996. Fully diluted earnings per share were $.22 and $.40 per share for the three and six months ended June 30, 1997, compared to $.25 and $.46 per share for the same period in 1996. Primary earnings per share is calculated using weighted average number of shares outstanding for the period, plus the net effect of outstanding warrants and vested options using the treasury stock method. Fully diluted earnings per share is calculated the same way except the number of granted stock options is used in place of vested stock options. Although earnings were up by 42.3%, earnings per share decreased as a result of a stock offering completed in August 1996, which increased the number of shares going into the 1997 earnings per share calculation by 64.3%. The book value per share increased from $6.42 at June 30, 1996, to $7.30 at June 30, 1997. For the three and six months ended June 30, 1997, the annualized return on average assets was 1.9% and 1.7% compared to 1.5% and 1.4% in 1996. The annualized return on average equity was 15.1% and 13.6% for the three and six months ended June 30, 1997, and 16.7% and 15.8% for the three and six months ended June 30, 1996.

NET  INTEREST  INCOME/NET  INTEREST  MARGIN
One component of the Company's earnings is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid for deposits and borrowed funds. The net interest margin is net interest income expressed as a percentage of average earning assets.

The net interest margin was 6.6% and 6.3% for the three and six months ended June 30, 1997, compared to a net interest margin of 6.5% and 6.6% for the three and six months ended June 30, 1996. Net interest income totaled $1,340 and $2,501 for the three and six months ended June 30, 1997. This represented an increase of $362, or 37.0%, and $507, or 25.4% from net interest income of $978 and $1,994 for the three and six months ended June 30, 1996. Earning assets averaged $81,688 and $79,366 for the three and six months ended June 30, 1997. This represented an increase of $14,603, or 21.8%, and $12,900, or 19.4% over average earning assets of $67,085 and $66,466 for the three and six months ended June 30, 1996.

For the three and six months ended June 30, 1997, the Bank earned interest and fees of $2,014 and $3,841 on average loans of $63,101 and $61,201, representing an annualized yield of 12.8% and 12.6%. For the three and six months ended June 30, 1996, the Bank earned interest and fees of $1,587 and $3,174 on average loans of $55,595 and $54,254, for an annualized yield of 11.4% and 11.7%.

CREDIT  LOSS  EXPERIENCE
The Bank maintains an allowance for potential credit losses. The allowance is increased by a provision for credit losses charged against operating results and from recoveries on loans previously charged off. The allowance is reduced by loan losses charged to the allowance. The allowance for credit losses was $1,301 at June 30, 1997, versus $1,409 at December 31, 1996. At June 30, 1997, the allowance for credit losses was equal to 2.1% of gross loans as compared to 2.4% of gross loans at December 31, 1996.

For the three and six months ended June 30, 1997, the provision for credit losses was $80, and $160 representing a decrease of $25, or 23.8% and $65, or 28.9%, over a provision for credit losses of $105 and $225 for the three and six months ended June 30, 1996. Loans charged to the allowance for credit losses, net of recoveries, totaled $154 and $267 for the three and six months ended June 30, 1997, compared to net recovery of $14, and $396 net charge for the three and six months ended June 30, 1996.

Nonaccrual loans increased to $998 at June 30, 1997, compared to $617 at December 31, 1996. This represented an increase of $381, or 61.8%. The Company has adopted the methods prescribed by SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" for determining the fair value of specific loans for which the eventual collection of all principal and interest is considered impaired.

While management believes that the allowance was adequate at June 30, 1997, to absorb losses from any known or inherent risks in the portfolio, no assurance can be given that economic conditions which adversely affect the Bank's service areas or other circumstances will not be reflected in increased provisions or credit losses in the future.

OTHER  OPERATING  INCOME
Other operating income includes service charges on deposit accounts, gains on sale of FHA Title 1 home improvement loans, gains on the sale of the guaranteed portion of US Small Business Administration loans, servicing fees, and other revenues not derived from interest on earning assets. Other operating income for the three and six months ended June 30, 1997, was $2,432 and $4,323. This represented an increase of $719, or 42.0%, and $1,068, or 32.8% over other operating income of $1,713 and $3,255 for the three and six months ended June 30, 1996. The increase was due to continued emphasis by the Bank on generating noninterest income. Plus, the Bank has opened additional loan production offices since June 1996, creating an increase in fees and gains on loan sales.



OTHER  OPERATING  EXPENSES
Other expenses include salaries and employee benefits, occupancy and equipment, and other operating expenses. The continued growth of the Bank required additional staff and overhead expense to support the continued high level of customer service, which increased the cost of occupying the Bank's offices. Although compensation expenses have grown significantly, approximately 40% of the Bank's personnel derive some or all of their compensation based on income production. This means that a significant portion of compensation is tied to increases in revenues instead of being a fixed expense. Other operating expenses totaled $2,995 and $5,434 for the three and six months ended June 30, 1997. This represented an increase of $874, or 41.2%, and $1,275, or 30.7% over other operating expenses of $2,121 and $4,159 for the three and six months ended June 30, 1996. The increase in other expenses for the periods compared was primarily because of compensation related to loan originations and sales, the purchase of data processing hardware and software, and an increase in advertising. The increase on other operating expense of 30.7% is offset by the 32.8% increase in other operating income. The Bank's ratio on noninterest income to noninterest expense for the first six months of 1997 was 79.6%, versus 78.3% for the same period of 1996.


                             BALANCE SHEET ANALYSIS

At June 30, 1997, total assets were $85,854, representing an increase of $4,970, or 6.1%, from total assets of $80,884 at December 31, 1996. Total deposits of $73,514 at June 30, 1997, increased $2,909 or 4.1% from $70,605 at December 31, 1996. Net loans increased $4,786, or 8.3%, from $57,400 at
December  31,  1996,  to  $62,186  at  June  30,  1997.

INVESTMENT  SECURITIES
At June 30, 1997, investment securities (including federal funds sold) totaled $15,944. This represented an increase of $2,397, or 17.7%, over total investments of $13,547 at December 31, 1996. This increase is a result of the implementation of the SFAS No. 125. Under SFAS No. 125, the Bank is required to recognize the present value of the right to receive future interest on loans sold less the contractual servicing rate. The 'interest only strip' created is classified as an 'investment security - held for trading'. Subsequent changes in the fair market value of the asset, are adjusted through current earnings.

DEPOSITS  AND  OTHER  BORROWINGS
At June 30, 1997, deposits totaled $73,514. This represented an increase of $2,909, or 4.1%, over total deposits of $70,605 at December 31, 1996.

Non-interest bearing demand deposits totaled $15,714 at June 30, 1997. This represented an increase of $479, or 3.1%, over non-interest bearing demand deposits of $15,235 at December 31, 1996.


LIQUIDITY
The Bank has an asset and liability management program which aids management in maintaining its interest margins during times of both rising and falling interest rates and in maintaining sufficient liquidity. Liquidity of the Bank at June 30, 1997, was 32.2% and at December 31, 1996, was 29.7%, based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available for sale) divided by total assets. Management believes it maintains adequate liquidity levels.

CAPITAL  RESOURCES
The Bank's equity capital was $11,058 at June 30, 1997. The primary source of capital for the Bank has been the retention of net income. In addition, the Bank raised $2.8 million through a secondary stock offering in 1996. During the stock offering, 472,653 warrants were issued; these warrants are exercisable at $8.75 and expire June 30, 1998. As of June 30, 1997, 23,031 warrants have been exercised, leaving 449,622, or $3.9 million, that may be exercised. This increased capital, if obtained, will be used for possible merger or acquisition activity, as well as to allow continued growth.

The Bank is required to meet risk-based capital standards set by the respective regulatory authorities. The risk-based capital standards require the achievement of a minimum ratio of total capital to risk-weighted assets of 8.0% (of which at least 4.0% must be Tier 1 capital). In addition, the regulatory authorities require the highest rated institutions to maintain a minimum leverage ratio of 4.0%. At June 30, 1997, the Bank exceeded the minimum risk-based capital ratio and leverage ratio required to be considered "Well Capitalized."


Table 1 below presents the Bank's risk-based and leverage capital ratios as of June 30,
1997  and  December  31,  1996:

TABLE  1  -  REGULATORY  CAPITAL  RATIOS

                                 MINIMUM
                   MINIMUM         WELL
CAPITAL RATIOS   REQUIREMENT   CAPITALIZED   JUNE 30, 1997   DECEMBER 31, 1996
---------------  ------------  ------------  --------------  ------------------
Risk-based
Capital Ratios:
   Tier I               4.00%         6.00%          16.53%              13.61%
   Total                8.00%        10.00%          17.79%              14.88%
Leverage Ratio          4.00%         5.00%          12.81%              11.33%


                           PART II - OTHER INFORMATION


          Item  1     -     Legal  Proceedings
                            Not  Applicable

          Item  2     -     Changes  in  Securities
                            Not  Applicable

          Item  3     -     Defaults  upon  Senior  Securities
                            Not  Applicable

          Item  4     -     Submission  of Matters to a Vote of Security Holders
                            Not  Applicable

          Item  5     -     Other  Information

On March 26, 1997, the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp for the purpose of creating a multibank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") will be renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, will become member bank subsidiaries of CWB.

Each shareholder of the Registrant will receive approximately .55 shares of CWB Common Stock for each share of the Registrant's Common Stock held as of the record date of the merger.

Consummation of the merger is subject to the receipt of various regulatory approvals, including but not limited to, approvals of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The affirmative vote of the holders of not less than two-thirds of the outstanding shares of each entity is also required.

          Item  6     -     Exhibits  and  Reports  on  Form  8-K

                    (a)     Exhibits
                            Not  Applicable

                    (b)     Reports  on  Form  8-K
                            Not  Applicable


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934 and 12CFR16.3, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              GOLETA NATIONAL BANK
                              --------------------
                                  (Registrant)




                                    By: /S/ C.  Randy  Shaffer
                                        ----------------------
     Date:  August  12,  1997           C.  Randy  Shaffer
                                        Executive  Vice  President
                                        Chief  Financial  Officer


                           PART II - OTHER INFORMATION


   Item  1     -     Legal  Proceedings
                     Not  Applicable

   Item  2     -     Changes  in  Securities
                     Not  Applicable

   Item  3     -     Defaults  upon  Senior  Securities
                     Not  Applicable

   Item  4     -     Submission  of Matters to a Vote of Security Holders

                    (a) The date of the meeting and whether it was an annual or special meeting
                            May  22,  1997  Annual  Meeting

                    (b) The name of each director elected at the meeting Michael A. Alexander
                            Dr.  Mounir  R.  Ashamalla
                            Robert  H.  Bartlein
                            Jean  W.  Blois
                            John  D.  Illgen
                            John  D.  Markel
                            Michel  Nellis
                            William  R.  Peeples
                            James  R.  Sims,  Jr
                            Llewellyn  W.  Stone

                    (c) Description of each matter voted upon and the number of votes cast for, against or withheld
                            Proposal  1  -  election of the Board of  Directors

                                                       For   Withheld
                            Michael A. Alexander     861,577   8,257
                            Dr. Mounir R. Ashamalla  859,467  10,367
                            Robert H. Bartlein       861,577   8,257
                            Jean W. Blois            859,540  10,294
                            John D. Illgen           859,467  10,367
                            John D. Markel           859,467  10,367
                            Michel Nellis            859,467  10,367
                            William R. Peeples       848,884  20,950
                            James R. Sims, Jr        848,884  20,950
                            Llewellyn W. Stone       861,504   8,330


                            Proposal 2 - ratification of Deloitte & Touche LLP As the Bank's independent auditors 857,680 votes for, 200 votes against, and 11,954 votes withheld


   Item  5     -     Other  Information

                     On March 26, 1997, the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp for the purpose of creating a multibank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") would be renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, would become member bank subsidiaries of CWB.

                     On June 27, 1997 the Bank announced the cancellation of the letter of intent to merge with Los Robles Bankcorp. The
                     Bank will continue its plans to form Community West Bancshares, and follow its strategy of bringing on Additional community banks under its umbrella so they can take advantage of the wide range of financial services available at the holding company level.

   Item  6     -     Exhibits  and  Reports  on  Form  8-K

                    (a)     Exhibits
                            Not  Applicable

                    (b)     Reports  on  Form  8-K
                            Not  Applicable